Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION OF

FPD HOLDINGS CORP.

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, the undersigned corporation adopts the following Certificate of Amendment to its Certificate of Incorporation:

ARTICLE I

The following amendment to the Certificate of Incorporation was duly adopted by the shareholders of the corporation effective as of July 26, 2001:

The first sentence of Article I of the corporation’s Certificate of Incorporation is amended by the deletion in its entirety of the language therein contained and the substitution of the following therefor:

The name of the corporation is Exo-Tech Packaging Holding Corp.

ARTICLE II

The number of total shares of the corporation outstanding at the time of the adoption of such amendment was 1,000 shares, and a majority of the shares comprising this total voted in favor of the proposed amendment.

IN WITNESS WHEREOF, the corporation has caused this certificate to be signed by an authorized officer this 26th day of July, 2001.

FPD HOLDINGS CORP.

By:	/s/ John D. Hawkins
Name:	John D. Hawkins
Title:	Vice President

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 01:30 PM 07/27/2001 010367132 – 3380441